SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM   NT 10-Q

FOR THE QUARTER ENDED DECEMBER 31, 2000

DATAWORLD SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

11-2816128
(I.R.S. Employer Identification Number)

THE COMPANY REQUESTS AN EXTENTION TO COMPLETE THE RESULTS FOR THE
QUARTER ENDED DECEMBER 31, 2000.


                                  DATAWORLD SOLUTIONS, INC.

                                  By: /s/ Daniel McPhee
                                          -------------------
                                          President & CEO